Exhibit No. 4.3
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in this Registration Statement on Form F-8 of our report dated February 24, 2010, relating to the consolidated financial statements of Boralex Inc. (the “Corporation”) as at and for each of the years ended December 31, 2009 and 2008, which is incorporated by reference in the offer to purchase and circular, dated May 18, 2010, to purchase all of the outstanding trust units of Boralex Power Income Fund (the “Circular”) which forms part of this Registration Statement on Form F-8. We also consent to the reference to us under the heading “Experts” in the Circular, which forms part of this Registration Statement on Form F-8. We also consent to the reference to us under the heading “Interests of Experts” in the Annual Information Form incorporated by reference in the Circular which forms part of this Registration Statement on Form F-8.
/s/ PricewaterhouseCoopers LLP
Montreal, Canada
May 18, 2010